Filed Pursuant to Rule 433

Registration No. 333-250022

Zone | 5-Year Fact Sheet Helping take the risk out of retirement. Issue limits Minimum payment: $5,000 Maximum payment (without prior approval): $999,999 Issue ages: 0 – 85 Plan types: Traditional IRA, Roth IRA, SEP IRA, beneficiary IRA, 457(b), 457(f), Non-Qualified Beneficiary “stretch”, Non-Qualified Issuing company for MEMBERS® Zone Annuity: MEMBERS Life Insurance Company Index period Index-linked: S&P 500 Initial index period: 5 years End of period: At end of the initial index period, you may: Continue your contract.1 Your value is automatically allocated to the Secure Account, and the Growth Account is no longer available. Interest continues to be credited on anniversary based on performance of the S&P 500. Purchase a new Zone Annuity, if available, at current rates.2 Convert your value into a guaranteed income stream. End your contract and receive your funds in a lump sum.3 Account allocation At issue: You decide how to allocate between two risk control accounts. Your blend between the two determines your comfort zone of potential and protection. The Secure Account has a declared rate cap and a 0% rate floor. These dollars are safe from market downturns and receive modest growth potential. The Growth Account has a higher declared rate cap and a -10% rate floor. These dollars may experience limited losses if the market is down, but when the market is up they have more room to grow. On anniversary: During the initial index period, you can reset your zone each year by reallocating between the Secure and Growth Accounts. If you don’t reallocate, accounts automatically rebalance on anniversary to maintain your zone. Caps and floors Rate caps: Declared and guaranteed annually on contract anniversary. Although caps can be adjusted, we strive to maintain the same caps throughout the initial index period. Rate floors: Remain the same for life of the contract. Minimum rate cap: 1% Bailout rate: Set at issue; if declared cap is below bailout rate, may transfer value without penalty during the 30 days following contract anniversary. Fees and charges No fees: There are no contract fees, administrative fees or upfront charges for Zone. Surrender charges: If needs change and you must withdraw early during your initial index period, charges apply to amounts greater than the free amount. Year 1 2 3 4 5 6+ Surrender charge 9% 9% 8% 7% 6% 0% Market value adjustment (MVA): Applies to withdrawals greater than the free amount. May increase or decrease contract value depending on interest rate changes since issue date. Withdrawals Annual withdrawal amount: 10% of last anniversary value, available after one year to withdraw without surrender charge or MVA. Health hardship withdrawals: You have total access to contract value without surrender charge or MVA in certain times of need: If you are confined to a nursing home or hospital for 180 consecutive days after issue.4 If you are diagnosed as terminally ill with a life expectancy of less than one year.5 Death benefit Full contract value, without surrender charge or MVA. Spouse beneficiary may be able to continue contract.6 Income payout options After two years,7 can convert into steady stream of income: Installment payments guaranteed for any period from 10 to 30 years. Single life income with steady monthly payments guaranteed for your lifetime. Joint life income guaranteed for the lifetime of both you and a loved one. 1 Not available in California. 2 Purchase of a new annuity would begin a new surrender charge period. 3 Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 591⁄2 may be subject to a 10% federal tax penalty. 4 In Pennsylvania, 90 days after issue for nursing home confinement and 30 days for hospital confinement. In California, there is no waiting period for facility care, community-based services or home care. One year wait to exercise in Connecticut. Not available in Massachusetts. 5 In Washington, life expectancy is less than 24 months. One year wait to exercise in Connecticut. In Massachusetts, life expectancy is less than 24 months and must be full contract surrender. 6 In certain states under state law, civil union partners or domestic partners may be recognized as spouses to the extent allowed under federal tax law. Consult a licensed tax professional for tax advice. 7 In Florida, income can begin one year after issue. Certain payment options may not be available in all states. MEMBERS® Zone Annuities are issued by MEMBERS LIFE INSURANCE COMPANY, a stock life insurance company MZA-2164005.4-0321-0423 © CUNA Mutual Group

Zone | 5-Year Fact Sheet Important Disclosures Annuities are long-term insurance products designed for retirement purposes. Many registered annuities offer four main features: (1) a selection of investment options, (2) tax-deferred earnings accumulation, (3) guaranteed lifetime payout options, and (4) death benefit options. Before investing, consider the annuity’s investment objectives, risks, charges and expenses. The prospectus contains this and other information. Please read it carefully. To obtain a prospectus, contact your advisor, log on to cmannuities.com, or call 888.888.3940. This material is informational only and is not investment advice. If you need advice regarding your financial goals and investment needs, contact a financial advisor. All guarantees are backed by the claims-paying ability of MEMBERS Life Insurance Company (MEMBERS Life) and do not extend to the performance of the underlying accounts, which can fluctuate with changes in market conditions. Past performance is no guarantee of future results. All hypothetical examples are for illustrative purposes only and do not guarantee or predict actual performance. Annuity contract values, death benefits and other values fluctuate based on the performance of the investment options and may be worth more or less than your total purchase payment when surrendered. Withdrawals may be subject to surrender charges and may also be subject to a market value adjustment (MVA). Surrender charges range from 0% to 9% during the initial index period. You may not invest directly in an index. Rate caps vary by index and by risk control account and can be adjusted annually on contract anniversary, subject to a minimum rate cap of 1% and a bailout provision. A bailout rate is set for each risk control account. If the rate cap for a given year is declared below that rate, you may withdraw value from that risk control account without surrender charge or MVA. You’ll have 30 days following contract anniversary to make this withdrawal. Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 591/2 may be subject to a 10% federal tax penalty. If you are considering purchasing an annuity as an IRA or other tax-qualified plan, you should consider benefits other than tax deferral since those plans already provide tax-deferred status. MEMBERS Life does not provide tax or legal advice. Contact a licensed professional. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by CMFG Life Insurance Company (CMFG Life), the parent company of MEMBERS Life. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CMFG Life. This product is not sponsored, endorsed, sold or promoted by SPDJI, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in this product nor do they have any liability for any errors, omissions or interruptions of the S&P 500 Index. The S&P 500 Index does not include dividends paid by the underlying companies. CUNA Mutual Group is the marketing name for CUNA Mutual Holding Company, a mutual insurance holding company, its subsidiaries and affiliates. Annuities are issued by MEMBERS Life and distributed by their affiliate, CUNA Brokerage Services, Inc., member FINRA/SIPC, a registered broker/dealer and investment advisor, 2000 Heritage Way, Waverly, IA 50677. CMFG Life and MEMBERS Life are stock insurance companies. MEMBERS® is a registered trademark of CMFG Life. Investment and insurance products are not federally insured, may involve investment risk, may lose value, and are not obligations of or guaranteed by any depository or lending institution. All contracts and forms may vary by state and may not be available in all states or through all broker/dealers. Base policy form 2012-SPDMGIA. MEMBERS® Zone Annuities are issued by MEMBERS LIFE INSURANCE COMPANY, a stock life insurance company Not a deposit • Not guaranteed by any bank or credit union • May lose value Not FDIC/NCUA insured • Not insured by any federal government agency MZA-2164005.4-0321-0423 © CUNA Mutual Group